Exhibit 99.4

Chembio Diagnostics Awarded BARDA Contract for Development of DPP COVID-19 Point-of-Care Antigen System

HAUPPAUGE, NY, July 6, 2020 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostic company focused on infectious diseases, today announced it has been awarded a contract from the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services. The contract is intended to assist Chembio in developing a COVID-19 point-of-care antigen system using Chembio’s proprietary DPP technology and requesting a U.S. Food and Drug Administration Emergency Use Authorization (EUA) for the system. The award totals $628,071 and is to be distributed in periodic funding over the next several months.

Chembio will use the funds under contract number 75A50120C00138 to accelerate development of its DPP COVID-19 Antigen System, which is expected to consist of a DPP COVID-19 Antigen Assay and DPP Micro Reader and to use a respiratory specimen, such as a nasal or nasopharyngeal swab, to detect SARS-CoV-2 antigens.

“We are honored to again partner with BARDA and appreciate their support on a shared mission to expand and decentralize COVID-19 testing,” stated Rick Eberly, Chembio’s President and Chief Executive Officer. “We believe offering virus detection for diagnosis at the point of care can improve clinical outcomes and play a major role in combating the ongoing pandemic.”

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases, including COVID-19, sexually transmitted disease, and fever and tropical disease. The company’s proprietary DPP technology platform, which uses a small drop of blood from the fingertip or alternative sample types, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Forward-Looking Statements
Statements contained in this release that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of Chembio and its management with respect to the development of, and obtaining an EUA for, a COVID-19 point-of-care antigen system. Such statements reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to:  Chembio’s research, development and commercialization efforts may not result in its successfully and timely developing and commercializing a COVID-19 point-of-care antigen system; Chembio may be unable to anticipate or respond to changes in FDA regulatory requirements with respect to its proposed COVID-19 antigen system, or otherwise may be unable to obtain or maintain an EUA, or other necessary regulatory approvals, for its COVID-19 antigen system, including approvals for use of that system as a point-of-care solution; potential customers may not adopt point-of-care antigen systems to the extent expected by Chembio; and Chembio may not be able to compete successfully with other companies that have developed, or develop in the future, COVID-19 antigen detection systems, some of which companies have substantially greater resources than Chembio. Chembio undertakes no obligation to publicly update forward-looking statements in this release to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to the forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's public filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its subsequent Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Readers should interpret many of the risks identified in these reports as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.

DPP is Chembio’s registered trademark. For convenience, this trademark appears in this release without ® symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademark.

Contact:
Philip Taylor
Gilmartin Group
(415) 937-5406
investor@chembio.com